Exhibit 4.49

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the Registrant treats as private or confidential.

CONFIDENTIAL
AMENDMENT No. 1
to the License and Collaboration Agreement
between BioNTech SE and OncoC4, Inc.

    This Amendment No. 1 to the License and Collaboration Agreement (this “Amendment”) is entered into as of February 14, 2024 (“Amendment No. 1 Effective Date”) by and between BioNTech SE, a public limited company in the form of a Societas Europaea organized under the laws of the Federal Republic of Germany, with its corporate seat at An der Goldgrube 12 55131 Mainz, registered with the commercial register of the Local Court of Mainz under HRB 48720 (“BioNTech”), and OncoC4, Inc., a Delaware corporation having business offices at 9640 Medical Center Drive, Rockville, MD 20850 (“OncoC4”). OncoC4 and BioNTech are each referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, BioNTech and OncoC4 are parties to that certain License and Collaboration Agreement, dated as of March 17, 2023 and Effective Date as of April 25, 2023 (the “Agreement”), concerning the Exploitation of Licensed Products on the terms and subject to the conditions more particularly set forth therein.
WHEREAS, the Agreement provides for the joint Development of Mono/PD-1 Combinations, and for BioNTech to solely Develop Other Combinations.
WHEREAS, it was the original intent of the Parties that the Parties would jointly Develop Licensed Single Products as Mono/PD-1 Combinations, including where a Licensed Single Product is used as part of a combination regimen with (i) one or more PD-1 Product, (ii) one or more SOC Product, or (iii) one or more PD-1 Product and one or more SOC Product.
WHEREAS, the Parties mutually desire to amend, modify and restate certain terms and conditions of the Agreement to clarify the joint Development by the Parties of Mono/PD-1 Combinations.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:
1.DEFINITIONS
Unless otherwise defined herein, capitalized words in this Amendment shall have the meaning attributed to them in the Agreement (including as amended hereby).
2.AMENDMENTS
The Parties agree that, as of the Amendment No. 1 Effective Date, the Agreement is amended as set forth in this Section 2.
2.1The following definition shall be added to Article 1 in appropriate alphabetical order:
““Standard of Care Product” or “SOC Product” means, [***]”

CONFIDENTIAL
2.2Section 1.111 of the Agreement is hereby amended by deleting the reference to the defined term “Mono/PD-1 Combinations” and replacing it, in appropriate alphabetical order, with the reference to the defined term “Mono/PD-1/SOC Combinations”.
2.3The first sentence of Section 3.1(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“OncoC4 and BioNTech shall use Commercially Reasonable Efforts to conduct Development activities with respect to the Licensed Compound and Licensed Products, either (A) as a monotherapy, (B) as a Licensed Single Product used as part of a combination regimen with one or more (I) SOC Product or (II) PD-1 Product, or (C) as a Licensed Single Product used as part of a combination regimen with both one or more SOC Product and one or more PD-1 Product ((A)-(C) collectively, the “Mono/PD-1/SOC Combinations”), in each case, in accordance with a joint clinical development plan (the “CDP”) approved by the JSC in accordance with the terms of this Agreement.”
2.4All references in the Agreement to “Mono/PD-1 Combinations” are hereby deleted in their entirety and replaced with references to “Mono/PD-1/SOC Combinations”.
3.INTEGRATION
Except for the sections of the Agreement specifically amended hereunder, all terms and conditions of the Agreement remain and shall remain in full force and effect. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.
4.APPLICABLE LAW & JURISDICTION
This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.
5.COUNTERPARTS
This Amendment may be executed in counterparts, each of which, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures delivered by electronic transmission, including in portable document format (.pdf) sent by electronic mail or by any other electronic means (e.g., DocuSign) agreed by the Parties, will have the same effect as physical delivery of the paper document bearing the original signatures, and will be deemed original signatures.
[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

CONFIDENTIAL
    IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives as of the Amendment No. 1 Effective Date.

BioNTech SE By: /s/ James Ryan Name: James Ryan Title: Chief Legal Officer	BioNTech SE By: /s/ Jens Holstein Name: Jens Holstein Title: CFO
OncoC4, Inc. By: /s/ James DeYonker Name: James DeYonker Title: SVP, Head of Legal and IP